                                                                  Exhibit (d)(2)


                           TENDER AND VOTING AGREEMENT

      This TENDER AND VOTING AGREEMENT, dated as of March 16, 2002 (this "Agreement"), among Harvest/AMI Holdings Inc., a Delaware corporation ("Parent"), Simon Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and William W. Winspear ("Stockholder").

                                    RECITALS:

      A. Parent, Merger Sub and Associated Materials Incorporated, a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger, dated as of the date of this Agreement (as the same may be hereinafter amended or supplemented, the "Merger Agreement"), pursuant to which Merger Sub will make a tender offer to purchase, subject to the terms and conditions set forth in the Merger Agreement, all of the outstanding shares of Common Stock (the "Shares") of the Company and thereafter be merged with and into the Company (the "Merger"). Except as otherwise defined in this Agreement, terms used in this Agreement with initial capital letters have the respective meanings ascribed to such terms in the Merger Agreement.

      B. As of the date of this Agreement, Stockholder beneficially owns and is entitled to dispose of, and/or to vote, the shares of Common Stock described on Schedule A to this Agreement, as such Shares may be hereinafter adjusted by stock dividend, stock split, recapitalization, combination, merger (other than the Merger), consolidation, reorganization or other change in the capital structure of the Company affecting the Shares (such shares, together with any other shares of Common Stock the beneficial ownership of which is acquired by Stockholder during the period from and including the date of this Agreement through and including the date on which this Agreement is terminated pursuant to
Section 5.2, are collectively referred to in this Agreement as the "Subject Shares").

      C. As a condition and inducement to Parent and Merger Sub to enter into the Merger Agreement, and in consideration therefor, Parent and Merger Sub have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

                          I. TENDER OF SUBJECT SHARES

      1.1 Agreement to Tender Shares. Stockholder hereby agrees to validly tender (and not to withdraw) or cause to be validly tendered (and not withdrawn), pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Securities Exchange Act of 1934, all of the Subject Shares not later than (i) the fifth business day after commencement of the Offer and (ii) in the case of any Subject Shares acquired after the date of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or otherwise, the second business day after acquisition thereof, and will cause the Subject Shares to remain validly tendered and not withdrawn until the

Offer is terminated or has expired without Merger Sub purchasing any Shares validly tendered in the Offer. Stockholder hereby acknowledges that Merger Sub's obligation to accept for payment and pay for shares of Common Stock (including the Subject Shares) pursuant to the Offer is subject to the terms and conditions of the Offer set forth in the Merger Agreement.

                          II. VOTING OF SUBJECT SHARES

      2.1 Agreement to Vote Subject Shares. From the date of this Agreement until this Agreement is terminated pursuant to Section 5.2 (such period, the "Voting Period"), at any meeting of the stockholders of the Company, however called, to consider and vote upon the adoption of the Merger Agreement and at any and all postponements and adjournments thereof, and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of stockholders of the Company, Stockholder will vote or cause to be voted (including by written consent, if applicable) all of the Subject Shares which Stockholder has the right to vote in favor of the Merger and the approval of the terms of the Merger Agreement and in favor of each of the other transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof that are considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. At any meeting of the stockholders of the Company called to consider and vote on any Adverse Proposal (as defined in this Section 2.1) and at any and all postponements and adjournments thereof, and in connection with any action to be taken in respect of any Adverse Proposal by written consent of stockholders of the Company, Stockholder will vote or cause to be voted (including by written consent, if applicable) all of the Subject Shares which he has the right to vote against the adoption of such Adverse Proposal. For purposes of this Agreement, the term "Adverse Proposal" means any (a) Acquisition Proposal, (b) transaction, agreement or action that would reasonably be expected to result in a breach in any material respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement or of Stockholder under this Agreement, or (c) the following actions (other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) a sale, lease or other transfer of a material amount of assets of the Company and its subsidiary taken as a whole, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiary; (iii) (1) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws in effect on the date of this Agreement; (2) any other material change in the Company's corporate structure or business; or (3) any other action that is intended, or could reasonably be expected, to impede, materially interfere with, materially delay, materially postpone, or materially and adversely affect the Offer or the Merger and the other transactions contemplated by this Agreement and the Merger Agreement or materially increase the likelihood that such transactions will not be consummated. During the Voting Period, Stockholder hereby agrees that it shall not enter into any agreement, letter of intent, agreement in principle or understanding with any person that violates or conflicts with this Agreement or the Merger Agreement.

      2.2 Irrevocable Proxy. (a) Grant of Proxy. Subject to the first sentence of Section 2.2(c), Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to all of the

Subject Shares which he has the right to vote (i) in accordance with Section 2.1 and (ii) to sign his name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 2.1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of his obligations under Section 2.1. Stockholder affirms that this proxy is coupled with an interest sufficient in law to support an irrevocable proxy and is irrevocable until termination of this Agreement pursuant to Section 5.2, whereupon such proxy and power of attorney shall automatically terminate without further action. Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. For Subject Shares as to which Stockholder is the beneficial but not the record owner, Stockholder will use his reasonable best efforts to cause any record owner of such Subject Shares to grant to Parent a proxy to the same effect as that contained herein.

            (b) Other Proxies Revoked. Subject to the first sentence of Section 2.2(c), Stockholder represents that any proxy heretofore given in respect of the Subject Shares that conflicts with the terms of this Agreement is not irrevocable, and hereby revokes any and all such proxies. Subject to the first sentence of Section 2.2(c), Stockholder agrees that it will not grant any proxy to any person that conflicts with the proxy granted by Stockholder pursuant to
Section 2.2(a), and any attempt to do so shall be void and of no force and effect.

            (c) Stockholders' Agreement. Parent and Merger Sub acknowledge that certain of the Subject Shares are bound by the terms of the Stockholders' Agreement, dated August 19, 1993, as amended, among The Prudential Insurance Company of America, PCG Finance Company II, LLC, the Winspear Family Limited Partnership and the Company (the "Stockholders' Agreement") whereby the Company holds an irrevocable proxy on certain of the Subject Shares for the purpose of electing and removing certain directors of the Company. Parent and Merger Sub further acknowledge and agree that notwithstanding anything contained in this Agreement to the contrary, all of the obligations and agreements of Stockholder set forth in this Agreement are subject to the obligations of Stockholder under the Stockholders' Agreement; provided, however, that such acknowledgment shall not affect the (i) accuracy of the representations and warranties of Stockholder in Section 3.1 or (ii) enforceability of the covenants and agreements of Stockholder in this Agreement.

                      III. REPRESENTATIONS AND WARRANTIES

      3.1 Certain Representations and Warranties of Stockholder. Stockholder represents and warrants to Parent and Merger Sub, as of the date of this Agreement and as of the Offer Completion Date, as follows:

            (a) Ownership. Stockholder beneficially owns the number of shares of Common Stock described on Schedule A to this Agreement in the manner described on Schedule A, and has full and unrestricted power to dispose of and to vote such Common Stock, except as described on Schedule A. Such shares of Common Stock are now, and at all times during the term of this Agreement will be, held in the manner described on Schedule A, free and clear of all liens, pledges, hypothecations, restrictions, limitations and encumbrances whatsoever ("Liens") and proxies, except for any Liens or proxies arising (i) hereunder and (ii) under the Stockholders'

Agreement (which exception, with respect to the Stockholders' Agreement, would not reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement and the Merger Agreement). The transfer by Stockholder of the Subject Shares to Merger Sub or Parent pursuant to the Offer and the payment therefor by Parent or Merger Sub as contemplated by the Merger Agreement, will pass to and unconditionally vest in Merger Sub or Parent good and valid title to the Subject Shares, free and clear of all Liens other than restrictions arising (1) under applicable securities laws or (2) created by Parent or Merger Sub. Except as described on Schedule A to this Agreement, Stockholder (A) does not beneficially or of record own any securities of the Company as of the date of this Agreement; (B) does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote at any meeting of the stockholders of the Company or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote at any meeting of the stockholders of the Company, nor is Stockholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable), other than this Agreement and the Stockholders' Agreement (which exception, with respect to the Stockholders' Agreement, would not reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement and the Merger Agreement), that allows or obligates him to vote, dispose of or acquire any securities of the Company; and (C) holds exclusive power to vote the Subject Shares and has not granted a proxy to any other Person to vote the Subject Shares, subject to the limitations set forth in this Agreement and the Stockholders' Agreement (which exception, with respect to the Stockholders' Agreement, would not reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement and the Merger Agreement).

            (b) Power and Authority; Execution and Delivery. Stockholder has all requisite capacity, power and authority to execute and deliver this Agreement and, subject to Section 2.2(c), to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Stockholder and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to Section 2.2(c).

            (c) No Conflicts. Subject to (i) Section 2.2(c), (ii) Schedule A and
(iii) compliance with the HSR Act and appropriate filings under applicable securities laws, none of the execution and delivery of this Agreement, the performance by Stockholder of his obligations hereunder or the consummation by Stockholder of the transactions contemplated hereby shall conflict with, result in a violation or breach of, or constitute a default (or an event that, with or without notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under (1) any contract, commitment, agreement, note, bond, mortgage, indenture, license, understanding, arrangement, instrument, obligation or restriction of any kind to which Stockholder is a party or by which Stockholder and his Subject Shares may be bound, (2) any injunction, judgment, writ, decree, order or ruling applicable to Stockholder or Stockholder's Subject Shares or (3) any law, statute, rule or regulation applicable to Stockholder; except, in each case, for conflicts, violations, breaches or defaults that would not (A) materially impair the ability of Stockholder to perform his obligations under this Agreement or (B) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

            (d) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder in his capacity as a stockholder of the Company, it being understood that the Company has retained the Financial Advisor in connection with the transactions contemplated by the Merger Agreement.

            (e) Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Stockholder.

      3.2 Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants, jointly and severally, to Stockholder, as of the date of this Agreement and as of the Offer Completion Date and the Closing Date, that:

            (a) Organization; Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

            (b) Execution and Delivery. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of Stockholder, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms. (c) No Conflicts. Subject to compliance with the HSR Act and appropriate filings under applicable securities laws, none of the execution and delivery of this Agreement, the performance by Parent or Merger Sub of their respective obligations under this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement and the Merger Agreement shall conflict with, result in a violation or breach of, or constitute a default (or an event that, with or without notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) Parent's or Merger Sub's certificate of incorporation, bylaws or similar constituent documents, (ii) any note, bond, mortgage, indenture, contract, commitment, agreement, understanding, arrangement or instrument, obligation or restriction of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, (iii) any injunction, judgment, writ, decree, order or ruling applicable to Parent or Merger Sub or any of their respective properties or assets, or (iv) any law, statute, rule or regulation applicable to Parent or Merger Sub; except, in each case, for conflicts, violations, breaches or defaults that would not (1) materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or (2) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                      IV. CERTAIN COVENANTS OF STOCKHOLDER

      4.1 Restriction on Transfer of Subject Shares, Proxies and Noninterference. From the date of this Agreement and until this Agreement is terminated pursuant to Section 5.2, Stockholder will not, directly or indirectly: (a) except (i) pursuant to the terms of this Agreement, (ii) with respect to encumbrances, encumbrances set forth in or arising under the Stockholders' Agreement which would not reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement and the Merger Agreement, and (iii) pursuant to transactions contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Subject Shares, (b) except pursuant to the terms of this Agreement or the Stockholders' Agreement (which, with respect to the Stockholders' Agreement, would not reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement and the Merger Agreement), grant any proxies or powers of attorney in respect of the Subject Shares, (c) deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares, and (d) take any action that would reasonably be expected to make any of his representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or materially delaying such Stockholder from performing his obligations under this Agreement or preventing or materially delaying the consummation of any of the transactions contemplated by this Agreement.

      4.2 Adjustments. Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any additional shares of Common Stock or other securities of the Company acquired by Stockholder, if any, after the date of this Agreement, and to modify or update Schedule A as a result thereof.

      4.3 No Solicitation. Stockholder shall, and shall use his reasonable best efforts to cause his personal representatives, consultants, investment bankers, attorneys, accountants and other agents (collectively, "Stockholder Representatives") immediately to, cease any discussions or negotiations with any Third Party that may be ongoing with respect to any Acquisition Proposal. Stockholder shall not take, and shall use his reasonable best efforts to cause his Stockholder Representatives not to take, any action (a) to solicit, initiate, facilitate or knowingly encourage, directly or indirectly, the making or submission of any Acquisition Proposal, (b) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement, (c) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any nonpublic information of the Company to, any Third Party in connection with any Acquisition Proposal, or (d) to knowingly facilitate the making or submission of any Acquisition Proposal. In furtherance of and without limiting the foregoing, Stockholder acknowledges and agrees that he shall not (in his individual capacity and not in his capacity as a director and officer of the Company), under any circumstances, enter into discussions with, request clarification from, or furnish nonpublic information to any Third Party that makes an Acquisition Proposal. Notwithstanding the foregoing, Stockholder (in his capacity as a director, officer or employee of the Company) may take any such action otherwise prohibited by this Section 4.3 under the circumstances set forth in Section 6.5(b) of the Merger Agreement permitting the Company to take such actions. Notwithstanding any provision of this Section 4.3 to the contrary, (i) Stockholder, in his capacity as a member of the Board of Directors of the Company, may take actions in such capacity to the extent permitted by Section
6.5 of the Merger Agreement, and (ii) Stockholder, in his capacity as an officer of the Company, may take actions in such capacity to the extent directed to do so by the Board of Directors of the Company in compliance with Section 6.5 of the Merger Agreement.

      4.4 Waiver of Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have.

                                V. MISCELLANEOUS

      5.1 Fees and Expenses. Each party hereto will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

      5.2 Amendment; Termination. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed on behalf of Parent and Stockholder. Notwithstanding the foregoing, this Agreement will terminate on the earliest to occur of (a) the consummation of the purchase of all Subject Shares pursuant to the Offer, (b) the Effective Time and (c) the date the Merger Agreement is terminated in accordance with its terms. This Agreement may be earlier terminated by the mutual consent of Parent and Stockholder. Except as set forth below, in the event of termination of this Agreement pursuant to this Section 5.2, this Agreement will become null and void and of no effect with no liability on the part of any party hereto and all proxies granted pursuant to Section 2.2(a) or otherwise pursuant to this Agreement will, without further action, be automatically revoked. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, this Article V will survive any termination of this Agreement.

      5.3 Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights or remedies under this Agreement or otherwise available in respect of this Agreement at law or equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such right or remedy under this Agreement. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections of this Agreement will not be considered a waiver or deprive that party of a right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

      5.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such matters. This Agreement is not intended to confer any rights or remedies upon any person other than the parties to this Agreement.

      5.5 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      5.6 Notices. Any notice, requests, demands, waivers and other communications required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

             If to Parent or Merger Sub:
             c/o Harvest Partners
             280 Park Avenue, 33rd Floor
             New York, New York 10017
             Attention: Ira Kleinman
             Telecopy: (212) 812-0100

             with a copy (which shall not constitute notice) to:

             White & Case LLP
             1155 Avenue of the Americas
             New York, New York 10036
             Attention: John M. Reiss, Esq.
                        Oliver C. Brahmst, Esq.
             Telecopy: (212) 354-8113

             If to Stockholder:

             c/o Associated Materials Incorporated
             2200 Ross Avenue
             Suite 4100 East
             Dallas, Texas 75201
             Attention: William W. Winspear
             Telecopy: (214) 220-4607

             with a copy (which shall not constitute notice) to:

             Jones, Day, Reavis & Pogue
             2727 N. Harwood Street
             Dallas, Texas 75201
             Attention: James E. O'Bannon
             Telecopy: (214) 969-5100
or to such other address as any party specifies by written notice, such notice being deemed to have been received as of the date of delivery, except for a notice of a change of address, which shall be effective only upon receipt thereof.

      5.7 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by Stockholder without the prior written consent of Parent or by Parent or Merger Sub without the prior written consent of Stockholder, and any such assignment or delegation that is not consented to will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      5.8 Further Assurances. Stockholder will execute and deliver such other documents and instruments and take such further actions as may be necessary or as may be reasonably requested by Parent in order to ensure that Parent and Merger Sub receive the full benefit of this Agreement.

      5.9 Publicity. (a) Parent, Merger Sub and Stockholder will consult with each other party before issuing any press release or otherwise making any public statements or SEC filings with respect to this Agreement or the other transactions contemplated by this Agreement and will not issue any such press release or make any such public statement before such consultation, except as may be required by Applicable Law or applicable securities exchange or securities association rules.

            (b) Stockholder hereby permits Parent and Merger Sub to publish and disclose in the Offer Documents and, if approval of the holders of Common Stock is required under Applicable Law, in the Company Proxy Statement (including all documents and schedules filed with the SEC) his identity and ownership of Shares and the nature of his commitments, arrangements and understandings pursuant to this Agreement.

      5.10 Enforcement. Irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to seek an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, with this being the sole and exclusive remedy to which Parent and Merger Sub are entitled at law or in equity for a breach of this Agreement. In no event shall either Parent or Merger Sub be entitled to any monetary damages for breach of this Agreement.

      5.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

      5.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

      5.13 Headings. The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

      5.14 Sections. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

      5.15 Remedies Not Exclusive. Except as otherwise provided in Section 5.10, all rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      5.16 Jurisdiction; Consent to Service of Process. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to submit to the personal jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) shall not object to or attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, other than to enforce the judgment of the Delaware Courts.

      5.17 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      5.18 Capacity. Stockholder is signing this Agreement solely in Stockholder's capacity as the beneficial owner of Subject Shares and not in his capacity as a director, officer or employee of the Company, and nothing contained in this Agreement to the contrary shall limit or otherwise affect any act or omission taken by Stockholder in his capacity as a director, officer or employee of the Company and no act or omission in such capacity as a director, officer or employee of the Company shall, or shall be deemed to, constitute a breach of this Agreement.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

                                        PARENT:

                                        HARVEST/AMI HOLDINGS INC.

                                        By: /s/ Ira D. Kleinman
                                            ----------------------------------
                                        Name: Ira D. Kleinman
                                            ----------------------------------
                                        Title: President
                                            ----------------------------------

                                        MERGER SUB:


                                        SIMON ACQUISITION CORP.

                                        By: /s/ Ira D. Kleinman
                                            ----------------------------------

                                        Name: Ira D. Kleinman
                                            ----------------------------------

                                        Title: President
                                            ----------------------------------


                                        STOCKHOLDER:

                                        /s/ William W. Winspear
                                           -----------------------------------
                                        William W. Winspear

                                   SCHEDULE A

                         RECORD AND BENEFICIAL OWNERSHIP

             MANNER HELD                         DISPOSITIVE POWER        VOTING POWER
             -----------                         -----------------        ------------
William W. Winspear(1)                                  64,368                  64,368

William W. Winspear, as trustee of
the MMWRT(2)                                            21,709                 751,458

William W. Winspear, as trustee of
WFLPRT, the general partner of WFLP(3)               2,911,165                 864,209

William W. Winspear, as the general
partner of WFI(4)                                      100,000                     990

---------------------------------------------------------------------------------------
Total                                                3,097,242               1,681,025

----------
1. Stockholder has sole voting and dispositive power with respect to these 64,368 shares; however, 20,000 of these shares are held in a bank custodial account, which account has been pledged to secure a loan.

2. Stockholder is the trustee of the Margot Macleod Winspear Revocable Trust ("MMWRT"). MMWRT is the record and beneficial owner of 21,709 shares of Common Stock. MMWRT is a partner of The Winspear Family Limited Partnership ("WFLP"). MMWRT is also a partner of Winspear Family Investments, Ltd. ("WFI"). The partnership agreements governing WFLP and WFI each provide that the partners of WFLP and WFI have pass-through voting rights with respect to the shares of Common Stock held by WFLP and WFI. In his capacity as trustee of MMWRT, Stockholder (i) has the power to vote and dispose of 21,709 shares of Common Stock held by MMWRT, (ii) the power to vote 728,749 shares of Common Stock held by WFLP and (iii) the power to vote 1,000 shares of Common Stock held by WFI.

3. Stockholder is the trustee of The Winspear FLP Revocable Trust ("WFLPRT"), the general partner of the WFLP. WFLP holds 2,911,165 shares of Common Stock. In his capacity as trustee of WFLPRT, Stockholder (i) has the power to vote 77,024 shares of Common Stock held by WFLP and (ii) has the power to dispose of the 2,911,165 shares of Common Stock held by WFLP. Stockholder is also a limited partner of WFLP and pursuant to the pass-through voting rights described in note 2 above, Stockholder has the power to vote 787,185 shares of Common Stock held by WFLP.

4. Stockholder is the general partner of WFI. In his capacity as general partner of WFI, Stockholder (i) has the power to vote 990 shares of Common Stock held by WFI and (ii) has the power to dispose of the 100,000 shares of Common Stock held by WFI.


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